Date: **16th of November 2017**

To: Gregorios Siokas
SkyPharm S.A. (Company Number: 131417304000)
Agiou Georgiou 5,
Pilea 554 38,
Greece

Trade Finance Facility Offer Letter

Synthesis - Structured Commodity Trade Finance Limited ("SSCTF") hereby offers to SkyPharm S.A. a Trade Finance Facility ("Facility") on the terms and conditions set out below, together with the associated documents listed in the schedule to this letter and any subsequent revisions thereof ("Facility Documents").

Whilst this is an offer of a Facility to SkyPharm S.A., each transaction undertaken under the Facility will require individual approval prior to release of funds to the nominated Supplier.

Overview of the Facility Parameters

The purpose of this Facility is to provide financing for the purchase of Branded & Generic Pharmaceuticals ("the Goods") (or other goods to be determined in due course) from SkyPharm S.A.'s Suppliers for resale to SkyPharm S.A.'s Customers against the security of confirmed irrevocable orders and/or contracts where such Customers are either of investment grade or credit insurable or alternatively, such Customers may provide security by way of a Letter of Credit issued and/or confirmed by an investment grade bank pre-approved by SSCTF.

SSCTF hereby agrees to provide 100% up front financing to SkyPharm S.A. for discharge to the various suppliers in Greece in respect of the first drawdown the total Facility Limit. Such financing shall be made against receipt of an acceptable set of documentation as listed below which shall match the delivery terms and documentary requirements of SkyPharm S.A.'s Customers. Thereafter, all financing shall be at 95% with a trader contribution of 5% as set out in the terms and conditions below.

Where SSCTF has discharged the payment obligations of SkyPharm S.A. to the Suppliers then it is deemed by way of hypothecation under the terms of the Trade Finance Facility, that SkyPharm S.A. shall hold title to the Goods on behalf of SSCTF until the Goods are sold and SSCTF is repaid.

SkyPharm S.A. shall deliver and invoice the Goods purchased under the delivery terms of the sales order and/or contract between SkyPharm S.A. and its Customer(s) with the invoice legally assigned to SSCTF ("Receivable"). Under the terms of the assignment of the Receivable(s), SkyPharm S.A.'s Customer(s) shall undertake to pay in full without set-off or deduction to the nominated joint controlled bank account on the terms agreed with SkyPharm S.A.

Where there is a Letter of Credit from the Customer(s) in favour of SkyPharm S.A. from a pre-approved investment grade bank, then the proceeds of such Letter of Credit must be assigned to SSCTF and such assignment of proceeds must be acknowledged

by the Issuing/Confirming bank.

Upon receipt of the funds from SkyPharm S.A.'s Customer(s), SSCTF shall be deemed to be repaid with respect to any transactions funded under this Facility plus all related charges. In the event of non-payment or in the case of any shortfall in the repayment of SSCTF's exposure, SSCTF retains recourse to SkyPharm S.A. for any residual exposure as per the terms of the Trade Finance Facility.

Please note that as part of its risk mitigation, SSCTF will require credit insurance on SkyPharm S.A.'s Customer(s) against insolvency and protracted non-payment, and SSCTF must be named as loss payee on any such insurance policy in relation to receivables in which SSCTF has an interest unless a Letter of Credit is provided from a pre-approved investment grade bank.

All Facilities granted by SSCTF are subject to continual review at our own discretion. Considerations include, but are not restricted to, the quality of counterparties and the utilisation level of the facility. All transactions under the Facility must be approved before the Client makes a commitment and each transaction will be funded at the sole discretion of SSCTF.

Anticipated Transaction Structure

For each transaction, documentation may include, inter alia, the following:

- Proof of payment from SkyPharm S.A. to the various Suppliers
- FCR once collection is complete;
- Invoice from the Supplier to SkyPharm S.A. evidencing the Goods delivered and advance payment received
- Order and/or contract between SkyPharm S.A. and the Customer(s) with acceptable delivery terms;
- Acknowledgment of Assignment of Receivables in favour of SSCTF from each Customer;
- Credit Insurance in place for each Customer where SSCTF shall be the direct Beneficiary as described above.

The Trade Finance Facility and this Letter are the primary documents governing the terms on which SSCTF transacts with Decahedron Ltd in relation to the Goods. The Security Documents (as defined in the Trade Finance Facility) govern the manner in which SSCTF secures its interest in the Goods financed pursuant to this Letter and the Trade Finance Facility.
With the addition of the other documents identified in this Letter, these documents form the framework within which SSCTF may structure financing for SkyPharm S.A. as required on all transactions.

Facility Conditions Precedent

Utilisation of the Facility is subject to the following conditions which must be fulfilled prior to any funding:

1. All Finance Documents (as defined under the Trade Finance Facility) should be signed and returned to SSCTF and any Arrangement Fee must be paid in advance of the Facility becoming operational.

2. All orders and/or contracts between SkyPharm S.A. and the Customer(s) should be lodged with SSCTF before the collection or despatch of any Goods.

3. All terms of purchase must be valid with regards to delivery schedule, shipping terms, specification, quantity and quality of the Goods required by SkyPharm S.A.'s Customer(s).

4. The Supplier(s) must be advised that advance payment by SkyPharm S.A. has been made under the Facility with SSCTF.

5. All terms of sale must be valid with regards to delivery schedule, shipping terms, specification, quantity and quality of the Goods to be supplied by SkyPharm S.A.'s Supplier(s).

6. The Customer(s) must agree in writing that all Receivables created by SkyPharm S.A. will be legally assigned in favour of SSCTF and will be paid directly to the nominated joint controlled bank account under the terms of the assignment.

7. Where a designated bank account is proposed for the receipt of funds under the assigned Receivables (and/or the payment to

Supplier(s) in local currency which is not the currency of the Facility) then this must be established in advance of the Facility becoming operational and must be confirmed by the bank as being free of any lien (notwithstanding any lien, or similar security entitlement, arising by operation of law in the jurisdiction of the bank in which the account is held) and solely within the control of SSCTF. For the avoidance of doubt, SSCTF will be the sole signatory to any such account.

8. Satisfactory due diligence for KYC, AML and Sanctions purposes on all counterparties involved in any transaction to be financed by SSCTF must be completed. The counterparties may include, inter alia, the following: SkyPharm S.A., the Supplier(s), the Customer(s), Warehousing Company, Freight Forwarder and Shipping Agent. Please note that this list is not exhaustive and due diligence checks may be required on other counterparties not listed here.

9. Unless backed by a Letter of Credit issued by a pre-approved investment grade bank, SSCTF shall require confirmation that a Trade Credit Insurance Policy is held by SkyPharm S.A. and confirmation that the Policy is current and that all premiums are paid up to date. SSCTF will require to be named as joint loss payee under the Policy.

10. SSCTF may require confirmation that an All Risks Marine Transit Insurance Policy is held by SkyPharm S.A. and confirmation that the Policy is current and that all premiums are paid up to date. SSCTF may require to be named as loss payee under the Policy.

11. SSCTF may require confirmation that an All Risks Storage Policy is held by SkyPharm S.A. and confirmation that the Policy is current and that all premiums are paid up to date where Goods are being stored prior to shipment. SSCTF may require to be named as loss payee under the Policy.

Facility Limits and Specific Terms

The Maximum Aggregate Facility Limit	EUR 6,000,000.00
Facility Maturity	12 months
The Maximum Credit Term provided to Customer(s)	30 days
The Maximum Agreed Period from purchase until repayment from the Customer(s)	60 days
The Maximum Advance against Purchase Value	95% (100% for first drawdown of total Facility limit)
Trader Contribution	5%

Facility Fees

Detail	Fee
The Arrangement Fee	2% of the Facility Limit
SSCTF's Charge from purchase to repayment within the Agreed Period on a cash basis	1% per month or part thereof
SSCTF's Charge from opening to payment under Letter of Credit	n/a
Default Rate for any sum unpaid after expiry of the Agreed Period	1.25% p.a charged daily
Bank Disbursements	As from time to time notified

Additional Facility Terms

1 The terms of the relevant documents set out in the Schedule form part of the Facility but, in the case of conflict, the terms of this Facility Offer Letter take precedence except to any extent that the Schedule documents include rights in favour of SSCTF or include detail omitted or merely summarised in this letter. This letter and the associated written agreements constitute the whole agreement. Any variation to the terms of this letter must be confirmed in writing and authorised by a Director of SSCTF.

2 The Facility Limit is the maximum aggregate of Supplier Payments, Letters of Credit, Supplier Undertakings and accumulated Charges (including VAT) and other Advances made under either the Trade Finance Facility or Security Documents outstanding at any one time under the terms of this Facility Offer Letter.

3 For the avoidance of doubt, SSCTF retains full discretion with regards to the terms and conditions under which it makes funding available and SSCTF shall not be obliged to commit to purchase any Goods from a Supplier who has failed in the timely delivery of Goods, where there have been quality issues, is in financial difficulties or has otherwise fallen below the standards of supply

expected of the pre-approved Supplier. Similarly, SSCTF shall not be obliged to sell or commit to deliver to a pre-approved Customer(s) who has a record of late payment against assigned invoices, is in financial difficulties (whether or not credit insurance is in place) or has otherwise fallen below the standards of payment expected of the pre-approved Customer.

4. For the avoidance of doubt, the financing obligations of SSCTF are in EUR, even though a Letter of Credit may be opened or the Supplier may be paid in another currency.

5. Furthermore, SSCTF may, in connection with the application of any monies advanced pursuant to this Letter, convert any monies from time to time received or recovered by SSCTF from you or any person liable to may those monies from their existing currency of denomination into the currency of denomination needed.

6. If SkyPharm S.A. has any prior registered chargeholders which may affect the security of SSCTF with regards to either the purchase of Goods and/or taking title to assigned Receivables , or any other relevant security, then SkyPharm S.A. must either provide evidence of satisfaction in full of the relevant charges, a fully executed renunciation of rights/waiver to the satisfaction of SSCTF, or a tripartite Deed of Priority between SkyPharm S.A., SSCTF and any relevant chargeholder must be obtained.

7. SSCTF may, at its discretion, wish to secure its title to Goods and Receivables by means of registering a charge on SkyPharm S.A. Such form of security will be agreed between SkyPharm S.A. and SSCTF prior to the Facility becoming operational (i.e. Debenture / Pledge / UCC Filing Certificate / Cession in Security / General Notarial Bond as appropriate)

8. SSCTF may, at its discretion, wish the relevant Director of SkyPharm S.A. to provide a performance warranty to ensure full engagement with the day-to-day running of the transactions financed by SSCTF. Please note that this warranty is complementary to the obligations of SkyPharm S.A. to ensure full repayment of SSCTF's exposure in the event of non-payment or shortfall in the repayment from SkyPharm S.A.'s Customers for whatever reason.

9. SSCTF may, at its discretion, request a cross guarantee from an associated company of SkyPharm S.A. (parent/subsidiary company) where that association may affect the security of SSCTF with regards to either the purchase of Goods and/or taking title to assigned Receivables.

This offer remains valid for 14 days from the date of this offer

Signed by: Spyros Papadopoulos

for and on behalf of Synthesis- Structured Commodity Trade Finance Limited

on 16th of November 2017

Acceptance Signature

We hereby confirm our agreement that, in the event of this Facility being offered by SSCTF, we would accept that offer together with all the associated terms and conditions set out in this Indicative Facility Letter.

Singed by: Grigorios Siokas

for and on behalf of Skypharm S.A

on 16th of November 2017

Schedule to Offer Letter - Facility Documents

The mandatory documents which form part of this agreement are as follows:

1 Facility Offer Letter - yes

2 Trade Finance Facility Agreement - yes

3 Receivables Agreement - yes

4 Letter of Pledge / Certificate of Satisfaction / Inter Creditor Agreement where required as per Clause 6 of Additional Facility Terms - n/a

5 Form of Security where required as per Clause 7 of Additional Facility Terms - n/a

6 Performance Warranties from relevant Directors where required as per Clause 8 of Additional Facility Terms - n/a

7 Cross Guarantee from Cosmos Holdings Inc as required as per Clause 9 of Additional Facility Terms - yes

8 Board Resolution from SkyPharm S.A. confirming agreement to all of the relevant Facility Documents - yes

Schedule to Offer Letter - Transaction Documents

1 Proof of payment from SkyPharm S.A to the Suppliers

2 Confirmed Customer Order(s) and/or Letter of Credit

3 Customer Acknowledgement of Assignment of Debt and/or Letter of Credit

4 Valid Insurance Policies as required to include inter alia, credit insurance, storage/marine insurance